Tooling and Equipment User Right Agreement Agreement no: GEE25-051 1(12) Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential. TOOLING AND EQUIPMENT USER RIGHT AGREEMENT Zhejiang Jidi Technology Co., Ltd. (浙江济底科技有限公司) and Polestar Automotive China Distribution Co. Ltd Regarding use of Tooling and Equipment for PS5

Tooling and Equipment User Right Agreement Agreement no: GEE25-051 2(12)

保密：二级
★★

TABLE OF CONTENTS

1. DEFINITIONS 3
2. SCOPE 5
3. RIGHT TO USE TOOLING AND EQUIPMENT 5
4. FEE AND PAYMENT TERMS 5
5. WARRANTIES 6
6. LIMITATION OF LIABILITY 7
7. GOVERNANCE 7
8. CONFIDENTIALITY 8
9. TERM AND TERMINATION 9
10. MISCELLANEOUS 9
11. GOVERNING LAW 11
12. DISPUTE RESOLUTION 12

LIST OF APPENDICES

A. Polestar 5 – Polestar Unique Tooling and Equipment

Tooling and Equipment User Right Agreement Agreement no: GEE25-051 3(12) This TOOLING AND EQUIPMENT USER RIGHT AGREEMENT (this “Agreement”) is between: (1) Zhejiang Jidi Technology Co., Ltd. (浙江济底科技有限公司), the Unified Social Credit Code: 9133100414816567XP, a limited liability company incorporated under the laws of the People’s Republic of China，having its registered office at Lunan Jili Avenue, Zhejiang, PR China. (the “Geely), (2) Polestar Automotive China Distribution Co. Ltd., Reg. No. 91510112MA6D05KT88, a limited liability company incorporated under the laws of People’s Republic of China, having its registered office at Room 404 L4, No. 325 South Rd., Economic-Technology Development (Longquanyi) Dist., Chengdu, Sichuan, PR China (“Polestar”), Each of the Geely and Polestar is hereinafter referred to as a “Party” and, jointly, as the “Parties”. BACKGROUND A. Geely is the owner of the Tooling and Equipment. B. Polestar intends to utilize the Tooling and Equipment for production of PS5 in the Plants throughout the Polestar Vehicle Lifetime for the manufacturing of the Polestar Vehicle according to the terms and conditions of this Agreement. Accordingly, Polestar shall compensate Geely for its right to use the Tooling and Equipment. C. In the light of the foregoing, the Parties have executed this Agreement. 1. DEFINITIONS For the purpose of this Agreement, the following terms shall have the meanings assigned to them below. Capitalized terms in this Agreement are defined in the way described below. All capitalized terms in singular in the list of definitions shall have the same meaning in plural and vice versa. “Affiliate” means (i) for Polestar, other legal entity that, directly or indirectly, controls, is controlled by or is under common control with Polestar Automotive Holding UK PLC, however excluding Geely and its Affiliates not in the Polestar group and (ii) for Geely, any legal entity that, directly or indirectly, controls, is controlled by or is under common control with Geely, however excluding Polestar and its Affiliates within the Polestar group; “control” for this purpose meaning the possession, directly or indirectly, by agreement or otherwise, of (i) at least fifty percent (50%) of the voting stock, partnership interest or other ownership interest, or (ii) the power (a) to appoint or remove a majority of the board of directors or other similar governing body of an entity, or (b) to cause the direction of the management of an entity. “Agreement” means this Tooling and Equipment User Right Agreement including the Appendices as amended and agreed from time to time. “Appendix” means all appendices to this Agreement.

Tooling and Equipment User Right Agreement Agreement no: GEE25-051 4(12) “Business Day” means a day (other than a Saturday, Sunday or public holiday in China). “Confidential Information” means any and all non-public information regarding the Parties and their respective businesses, whether commercial or technical, in whatever form or media, including but not limited to the existence, content and subject matter of this Agreement, information relating to Intellectual Property Rights, concepts, technologies, processes, commercial figures, techniques, algorithms, formulas, methodologies, know- how, strategic plans and budgets, investments, customers and sales, designs, graphics, CAD models, CAE data, statement of works (including engineering statement of works and any high level specification), targets, test plans/reports, technical performance data and engineering sign-off documents and other information of a sensitive nature, that a Party learns from or about the other Party or its Affiliates prior to or after the execution of this Agreement. “Disclosing Party” means the Party disclosing Confidential Information to the Receiving Party. “Effective Date” shall have the meaning ascribed to it in Section 9.1. “Fee” shall have the meaning ascribed to it in Section 4.1.1. “Force Majeure Event” shall have the meaning ascribed to it in Section 10.1.1. “Intellectual Property Rights” means any and all intellectual property rights, including but not limited to patents, patent applications, Trademarks, software, designs, utility models, copyrights, database rights, ideas, concepts, techniques, inventions, technologies, tools, processes and methodologies, know-how and trade secrets and any similar rights in any jurisdiction, regardless of whether registered or not, and all rights under licenses or otherwise in relation to any of the foregoing. “Plant” means (i) Ningbo Hangzhou Bay Geely Automotive Parts Co., Ltd., (ii) Renault Korea Co., Ltd., and/or (iii) any other plant mutually agreed upon by Polestar and Geely’s Affiliates, producing the Polestar Vehicle. “Polestar” shall have the meaning ascribed to it at the beginning of this Agreement. “Polestar Vehicle” means Polestar branded high-end electric performance vehicles with the internal project names [***] (Polestar 5). “Polestar Vehicle Lifetime” means the lifetime of the Polestar Vehicle (and/or its components and spare parts). “PRC” means the People’s Republic of China. “Receiving Party” means the Party receiving Confidential Information from the Disclosing Party. “Term” shall have the meaning ascribed to it in Section 9.1. “Third Party” means a party other than any of the Parties and/or Affiliates of the Parties to this Agreement. “Tooling and Equipment” means all of the tooling and equipment set out in Appendix A.

Tooling and Equipment User Right Agreement Agreement no: GEE25-051 5(12) “Trademarks” means trademarks (including part numbers that are trademarks), service marks, logos, trade names, business names, assumed names, trade dress and get-up, and domain names, in each case whether registered or unregistered, including all applications, registrations, renewals and the like, in each case to the extent they constitute rights that are enforceable against Third Parties. “Vendor” means the Third Party suppliers/manufacturers of the Tooling and Equipment. 2. SCOPE 2.1 By entering into this Agreement, the Parties initiate a co-operation, where Polestar will be given a right to use the Tooling and Equipment, subject inter alia to Polestar compensating Geely for such use, under the terms and conditions of this Agreement. 2.2 This Agreement sets out the terms and conditions that shall apply to Polestar’s use of the Tooling and Equipment for the sole purpose of manufacturing Polestar Vehicle. 3. RIGHT TO USE TOOLING AND EQUIPMENT 3.1 Geely hereby grants Polestar a right to use the Tooling and Equipment during the Term of this Agreement for the sole purpose of manufacturing Polestar Vehicle in the Plants. Polestar undertakes not to use the Tooling and Equipment for any other purpose other than as stated herein. 3.2 The right to use the Tooling and Equipment is further subject to the payment obligations set forth in Section 4 below. [***] 3.3 Notwithstanding anything to the contrary, Geely has no responsibility for the premises on which the Tooling and Equipment is located, except for those Tooling and Equipment located on Geely’s or its Affiliates’ premises (if any) for which Geely shall be responsible pursuant to applicable laws and regulations. Geely shall, unless otherwise agreed between the Parties: (a) take all reasonable steps and endeavours to ensure Polestar’s access or right to continue to utilize the Tooling and Equipment according to the terms and conditions of this Agreement; (b) remain the owner of the Tooling and Equipment, except that Geely shall be entitled to transfer the Tooling and Equipment to Geely’s Affiliate provided Geely shall procure such Affiliate to fully comply with this Agreement. 3.4 Throughout the term of this Agreement, if Polestar wishes to conduct changes to or modifications of the Tooling and Equipment, Polestar shall raise a request to Geely for the contemplated changes or modifications, upon which the Parties shall start discussions in good faith and any changes and modifications agreed should be documented in writing in an amendment to this Agreement or in a separate agreement. 4. FEE AND PAYMENT TERMS 4.1 Fee 4.1.1 In consideration of Polestar’s use of the Tooling and Equipment, Polestar shall pay a fee (the “Fee”) to Geely.

Tooling and Equipment User Right Agreement Agreement no: GEE25-051 6(12) 4.1.2 The Fee shall be invoiced by Geely to Polestar at [***]. The Fee for the leasing period amounts to [***]. The Parties may agree on an adjustment of the Fee in writing through an amendment agreement to this Agreement. 4.2 Payment Terms 4.2.1 All amounts and payments referred to in this Agreement shall be paid in CNY, in a timely manner and in accordance with the payment terms set forth in this Section 4.2. 4.2.2 Any amount invoiced by Geely to Polestar shall be paid within [***] from date of invoice. 4.2.3 All amounts referred to in this Agreement are exclusive of VAT. If VAT is applicable in accordance with the local tax law, it will be paid by Polestar upon properly issued China VAT invoice(s) from Geely. 4.2.4 Payment made later than the due date under this Section 4 will automatically be subject to interest for outstanding amount for each day it is not paid and the interest shall be based on an annual interest rate of [***] per annum. 5. WARRANTIES 5.1 Each Party warrants and represents to the other Parties that: (a) it is duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation or formation, as applicable; (b) it has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (c) the execution, delivery and performance of this Agreement have been duly authorized and approved, with such authorization and approval in full force and effect, and do not and will not (i) violate any laws or regulations applicable to it or (ii) violate its organization documents or any agreement to which it is a party; and (d) this Agreement is a legal and binding obligation of it, enforceable against it in accordance with its terms. 5.2 Polestar brand name 5.2.1 For sake of clarity, this Agreement does not include any right to use the “Polestar” brand name or Trademarks or refer to “Polestar” in communications or official documents of whatever kind. 5.2.2 This Agreement does not include any rights to directly or indirectly use the “Polestar” brand name or “Polestar” Trademarks, on or for any products or when marketing, promoting and/or selling such products, or in any other contacts with Third Parties, e.g. in presentations, business cards and correspondence. 5.3 Geely brand name 5.3.1 This Agreement does not include any right to use the “Geely” brand name or Trademarks of Geely and its Affiliates, or to refer to the foregoing Trademarks or Geely in communications or official documents of whatever kind.

Tooling and Equipment User Right Agreement Agreement no: GEE25-051 7(12) 5.3.2 This means that this Agreement does not confer upon Polestar any rights to directly or indirectly use the “Geely” brand name or Trademarks of Geely and its Affiliates, on or for any products or when marketing, promoting and/or selling such products, or in any other contacts with Third Parties, e.g. in presentations, business cards and correspondence. Any such use of the foregoing Tradename and Trademarks shall be subject to the consent of relevant right owner. 6. LIMITATION OF LIABILITY 6.1 Neither Party shall be responsible for any indirect, incidental or consequential damage or any losses of production or profit caused by it under this Agreement. 6.2 Each Party’s aggregate liability for any direct damage arising out of or in connection with this Agreement shall be limited to [***] of the total Purchase Price received by Polestar under this Agreement. 6.3 Notwithstanding Sections 6.1 and 6.2 above, the limitations of liability set out in this Section 6Error! Reference source not found. shall not apply in respect of: (a) claims related to death or bodily injury; (b) damage caused by wilful misconduct or gross negligence; (c) damage caused by a Party’s breach of the confidentiality undertakings in Section 8 below; or (d) damage suffered by Geely as described under Section 6.4. 6.4 Polestar shall indemnify Geely for any damage or loss caused by Polestar´s improper use or use not in compliance of this Agreement of the Tooling and Equipment, provided such damage or loss is not attributable to Geely. For the sake of clarity any part of the damage or loss already compensated by Polestar to Geely in any other manner shall not be compensated twice. 7. GOVERNANCE 7.1 The Parties shall act in good faith in all matters and shall at all times co-operate in respect of changes to this Agreement as well as issues and/or disputes arising under this Agreement. 7.2 The governance and co-operation between the Parties in respect of this Agreement shall primarily be administered on an operational level. In the event the Parties on an operational level cannot agree upon the aspects relating to the co-operation between the Parties, each Party shall be entitled to escalate such issue to the relevant governance forums described below. 7.3 The first level of governance forum for handling the co-operation between the Parties in various matters, under this Agreement shall be the “Steering Committee”, within which regarding cooperation between Polestar and Geely is the so called Geely/Polestar Steering Committee. 7.4 The next level of governance forum, to which an issue shall be escalated if the Steering Committee fails to agree upon a solution shall be the “Strategic Board”, within which regarding cooperation between Polestar and Geely is an Executive Meeting between the CEO of Zhejiang Geely Holding Group Co., Ltd. and the CEO of the Polestar group

Tooling and Equipment User Right Agreement Agreement no: GEE25-051 8(12) (currently the CEO of Polestar Automotive Holding Limited). The Strategic Board shall be the highest level of governance forum established by the Parties for handling the cooperation between them in respect of various matters under this Agreement. 7.5 In the event that the Parties cannot agree on a joint solution for handling disagreements or disputes, a deadlock situation shall be deemed to have occurred and the procedure set forth in Section 12.2 Arbitration shall apply. 8. CONFIDENTIALITY 8.1 The Parties shall take any and all necessary measures to comply with the security and confidentiality procedures of the other Party. 8.2 All Confidential Information shall only be used for the purposes comprised by the fulfilment of this Agreement. Each Party shall keep in confidence any Confidential Information obtained in relation to this Agreement and will not divulge the same to any Third Party, unless (i) the exceptions specifically set forth below in this Section 8.2 apply, (ii) to persons approved by the other Party in writing, or (iii) to officers, employees, consultants or sub- contractors of the Receiving Party or its Affiliates with a need to know as to enable such personnel to perform their duties for the purpose of fulfilment of this Agreement (persons referred to in (ii) and (iii) above are referred to collectively as “Representatives”). This provision will not apply to Confidential Information which the Receiving Party can demonstrate: (e) was in the public domain other than by breach of this undertaking, or by another confidentiality undertaking; (f) was already in the possession of the Receiving Party before its receipt from the Disclosing Party; (g) is lawfully obtained from a Third Party who is free to divulge the same provided such Third Party is not under any obligation to keep such information confidential; (h) is required to be disclosed by applicable mandatory law, court order, lawful government action or applicable stock exchange regulations; or (i) is developed or created by one Party independently of the other, without any part thereof having been developed or created with assistance or information received from the other Party. 8.3 The Receiving Party shall protect the disclosed Confidential Information by using the same degree of care, but no less than a reasonable degree of care to prevent the dissemination to Third Parties or publication of the Confidential Information, as the Receiving Party uses to protect its own Confidential Information of similar nature. Further, each Party shall (i) ensure that its Representatives are bound by a duty of confidentiality which is not less stringent than those set out in this Agreement, and (ii) be liable for any breach of this Agreement by its Representatives as if the breach has been caused by the Party itself. 8.4 If any Party violates any of its obligations described in this Section 8, the violating Party shall, upon notification from the other Party, (i) immediately cease to proceed such harmful violation and take all actions needed to rectify said behaviour and (ii) financially compensate for the harm suffered as determined by an arbitral tribunal pursuant to Section

Tooling and Equipment User Right Agreement Agreement no: GEE25-051 9(12) 12.2 below. Subject to Section 6 (Limitations of Liability), all legal remedies (compensatory but not punitive in nature) according to law shall apply. 8.5 This Section 8 shall survive the expiration or termination of this Agreement without limitation in time. 9. TERM AND TERMINATION 9.1 This Agreement shall be deemed effective retrospectively as of 1 October 2025 (the “Effective Date”) and shall remain in force until 31 December 2026, unless terminated in accordance with what is set out below in this Section 9 (the “Term”). The term may be extended from time to time through a renewed agreement between the Parties, which shall substantially adhere to the same terms and conditions as this Agreement and in line with the agreed business set-up between the Parties, with only necessary modifications. 9.2 This Agreement may be terminated, in whole or in part (including for the avoidance of doubt any of its Appendices), with immediate effect: (a) by either Party if the other Party is in material breach of any of its obligations under this Agreement and such breach (if remediable) is not remedied within thirty (30) days of written notice thereof; or (b) by either Party if the other Party should become insolvent or enter into negotiations on composition with its creditors or a petition in bankruptcy should be filed by it or it should make an assignment for the benefit of its creditors. 9.3 For the avoidance of doubt, if this Agreement has expired or has been terminated in accordance with this Section 9, then all Appendices to this Agreement shall automatically and immediately terminate. 10. MISCELLANEOUS 10.1 Force majeure 10.1.1 Neither Party shall be liable for any failure or delay in performing its obligations under the Agreement to the extent that such failure or delay is caused by a Force Majeure Event. A “Force Majeure Event” means any event beyond a Party's reasonable control, which by its nature could not have been foreseen, or, if it could have been foreseen, was unavoidable, including strikes, lock-outs or other industrial disputes (whether involving its own workforce or a Third Party's), failure of energy sources or transport network, restrictions concerning motive force, acts of God, war, terrorism, insurgencies and riots, civil commotion, mobilization or extensive call ups, interference by civil or military authorities, national or international calamity, currency restrictions, requisitions, confiscation, armed conflict, malicious damage, breakdown of plant or machinery, nuclear, chemical or biological contamination, sonic boom, explosions, collapse of building structures, fires, floods, storms, stroke of lightning, earthquakes, loss at sea, pandemics, epidemics or similar events, natural disasters or extreme adverse weather conditions, or default or delays of suppliers or subcontractors if such default has been caused by a Force Majeure Event. 10.1.2 A non-performing Party, which claims there is a Force Majeure Event, and cannot perform its obligations under the Agreement as a consequence thereof, shall use all commercially reasonable efforts to continue to perform or to mitigate the impact of its non-performance

Tooling and Equipment User Right Agreement Agreement no: GEE25-051 10(12) notwithstanding the Force Majeure Event and shall continue the performance of its obligations as soon as the Force Majeure Event ceases to exist. 10.2 Notices 10.2.1 All notices, demands, requests and other communications to any Party as set forth in, or in any way relating to the subject matter of, this Agreement must be in legible writing in the English language delivered by personal delivery, email transmission or prepaid overnight courier using an internationally recognized courier service and shall be effective upon receipt, which shall be deemed to have occurred: (c) in case of personal delivery, at the time and date of personal delivery; (d) if sent by email transmission, at the time and date indicated on a response confirming such successful email transmission; (e) if delivered by courier, at the time and date of delivery as confirmed in the records of such courier service; or (f) at such time and date as delivery by personal delivery or courier is refused by the addressee upon presentation; in each case provided that if such receipt occurred on a non-business day, then notice shall be deemed to have been received on the next following business day; and provided further that where any notice, demand, request or other communication is provided by any party by email, such party shall also provide a copy of such notice, demand, request or other communication by using one of the other methods. 10.2.2 All such notices, demands, requests and other communications shall be addressed to the addresses, and with the attention, as set forth in this Section 10.2.2, or to such other address, number or email address as a Party may designate: To Polestar: With a copy to: Polestar Performance AB Attention: [***]Sweden Email: [***] Polestar Performance AB Attention: [***] Email: [***] To Geely: Zhejiang Jidi Technology Co., Ltd. (浙江济底科技有限公司) Attention: [***] Email: [***]

Tooling and Equipment User Right Agreement Agreement no: GEE25-051 11(12) 10.3 Assignment Neither Party may, wholly or partly, assign, pledge or otherwise dispose of its rights and/or obligations under this Agreement without the other Party’s prior written consent. 10.4 Waiver Neither Party shall be deprived of any right under this Agreement because of its failure to exercise any right under this Agreement or failure to notify the infringing Party of a breach in connection with the Agreement. Notwithstanding the foregoing, rules on complaints and limitation periods shall apply. 10.5 Severability In the event that any provision of this Agreement is wholly or partly invalid, the validity of the Agreement as a whole shall not be affected, and the remaining provisions of the Agreement shall remain valid. To the extent that such invalidity materially affects a Party’s benefit from, or performance under, the Agreement, it shall be reasonably amended. 10.6 Entire Agreement All arrangements, commitments and undertakings in connection with the subject matter of this Agreement (whether written or oral) made before the date of this Agreement are superseded by this Agreement and its Appendices. 10.7 Amendments Any amendment or addition to this Agreement must be made in writing and signed by the Parties to be valid. 10.8 Survival If this Agreement is terminated or expires pursuant to Section 9 (Term and Termination) above, Section 8 (Confidentiality), Section 11 (Governing Law), Section 12 (Dispute Resolution) as well as this Section 10.8 shall survive any termination or expiration and remain in force as between the Parties after such termination or expiration. 10.9 Counterparts The Parties may execute this Agreement in counterparts, including electronic copies, which taken together shall constitute one and the same instrument. 11. GOVERNING LAW This Agreement and any non-contractual obligations in connection with this Agreement shall be governed by the substantive laws of PRC (excluding laws of Hong Kong, Macau and Taiwan) without giving regard to its conflict of laws principles that may result in application of law of another jurisdiction.

Tooling and Equipment User Right Agreement Agreement no: GEE25-051 12(12) 12. DISPUTE RESOLUTION 12.1 Escalation principles 12.1.1 In case the Parties cannot agree on a joint solution for handling disagreements or disputes, a deadlock situation shall be deemed to have occurred and each Party shall notify the other Party hereof by the means of a deadlock notice and simultaneously send a copy of the notice to the Steering Committee. Upon the receipt of such a deadlock notice, the receiving Party shall within ten (10) days of receipt, prepare and circulate to the other Party a statement setting out its position on the matter in dispute and reasons for adopting such position, and simultaneously send a copy of its statement to the Steering Committee. Each such statement shall be considered by the next regular meeting held by the Steering Committee or in a forum meeting specifically called upon by either Party for the settlement of the issue. 12.1.2 The members of the Steering Committee shall use reasonable endeavors to resolve a deadlock situation in good faith. As part thereof, the Steering Committee may request the Parties to in good faith develop and agree on a plan to resolve or address the breach to be presented for the Steering Committee without undue delay. If the Steering Committee agrees upon a resolution or disposition of the matter, the Parties shall agree in writing on terms of such resolution or disposition and the Parties shall procure that such resolution or disposition is fully and promptly carried into effect. 12.1.3 If the Steering Committee cannot settle the deadlock within thirty (30) days from the deadlock notice pursuant to Section 12.1.2 above, despite using reasonable endeavors to do so, such deadlock will be referred to the Strategic Board. If no Steering Committee has been established between the Parties, the relevant issue shall be referred to the Strategic Board. Should the matter not have been resolved by the Strategic Board within thirty (30) days counting from when the matter was referred to them, despite using reasonable endeavors to do so, the matter shall be resolved in accordance with Section 12.2 below. 12.1.4 All notices and communications exchanged in the course of a deadlock resolution proceeding shall be considered Confidential Information of each Party and be subject to the confidentiality undertaking in Section 8 above. 12.1.5 Notwithstanding the above, the Parties agree that either Party may disregard the time frames set forth in this Section 12.1 and apply shorter time frames and/or escalate an issue directly to the Strategic Board in the event the escalated issue is of an urgent character and where the applicable time frames set out above are not appropriate. 12.2 Arbitration 12.2.1 Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof shall be submitted to the China International Economic and Trade Arbitration Committee (“CIETAC”) for arbitration, which shall be held in Shanghai and conducted in accordance with the CIETAC’s arbitration rules in effect at the time of applying for arbitration, whereas the language to be used in the arbitral proceedings shall be English. The arbitral tribunal shall be composed of three (3) arbitrators. The arbitral award shall be final and binding upon both parties. 12.2.2 Irrespective of any discussions or disputes between the Parties, each Party shall always continue to fulfil its undertakings under this Agreement unless an arbitral tribunal or court (as the case may be) decides otherwise.

Tooling and Equipment User Right Agreement Agreement no: GEE25-051 13(12) 12.2.3 In any arbitration proceeding, any legal proceeding to enforce any arbitration award, or any other legal proceedings between the Parties relating to this Agreement, each Party expressly waives the defense of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state. Such waiver includes a waiver of any defense of sovereign immunity in respect of enforcement of arbitral awards and/or sovereign immunity from execution over any of its assets. 12.2.4 All arbitral proceedings as well as any and all information, documentation and materials in any form disclosed in the proceedings shall be strictly confidential. [Signature page follows]

Tooling and Equipment User Right Agreement Agreement no: GEE25-051 14(12) IN WITNESS WHEREOF, this Agreement has been signed in four (4) originals on the date first stated above, of which the Parties have received two (2) each. Date: Date: POLESTAR AUTOMOTIVE CHINA DISTRIBUTION CO., LTD. Signed by: _______________________ Signed by: ____________________________ Printed name:_ Shiwen Hu _______________ Printed name:__________________________ Title: General Manager___________________ Title: _________________________________ Date: April 10, 2026_____________________ Date:__________________________________ Zhejiang Jidi Technology Co., Ltd. Signed by: ____________________________ Signed by: ____________________________ Printed name: Lei Shi__________________ Printed name:__________________________ Title: Legal Representative _______________ Title: _________________________________ Date: April 1, 2026_____________________ Date:__________________________________

Appendix A-1 Purchase Order No. Supplier name Short text [***] Local currency [***]

Appendix A-2 Purchase Order No. Short Text [***] Local currency [***]